News Release
Greensteam Demonstration Project Construction Underway

San Diego, Ca – Dec 1, 2009 – Global Greensteam LLC, a subsidiary of Global Green Solutions Inc., has received significant financial support from Aera Energy LLC, enabling the company to begin construction of its first Greensteam system. The system will generate renewable steam energy for Aera, one of California’s largest oil and gas producers. The $8 million Greensteam demonstration plant will be located at Aera’s Belridge oil field near Bakersfield, California.

"We are extremely excited about this financial support, which reinforces Aera’s strong interest in our Greensteam project,” said Craig Harting, COO of Global Green Solutions Inc.

The demonstration unit is scheduled for completion in late summer 2010.

Global Green Solutions’ Greensteam is a highly efficient combustion system which produces renewable steam energy from waste biomass while minimizing air pollution. An agreement between Aera and Global Greensteam LLC allows for the long term purchase by Aera of an estimated 6 million MMBTU of steam energy annually for use in enhanced oil recovery operations at the Belridge oil field. Compared to equivalent steam energy production from existing gas-fired generators, Greensteam systems are estimated to provide a net carbon dioxide emissions reduction of 300,000 CO2 equivalent tons per year.

Global Green Solutions Inc. www.globalgreensolutionsinc.com develops and implements ecotechnology solutions for renewable energy and reduction of greenhouse gas emissions. Global Green Solutions Inc. is a U.S. public traded company (GGRN:OTCBB, Cusip 37947A), with offices in San Diego, New York, Vancouver, Brussels, London and Johannesburg.

Global Green Solutions Investor Relations                                                   Greensteam Project Investment
Halsey Johnston, Global Green Solutions,                                                            James Eades, Korral Partners
+1 604.606.7967 (Vancouver)                                                                            + 44 791.910.3417 (London)
+1 866.408.0153                                                                                                james@korral.com
 haljohnston@globalgreensolutionsinc.com

 Safe Harbor for Forward Looking Statements: Except for historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting the company’s operations, markets, products and prices as well as other factors addressed in the company’s filings with the Securities and Exchange Commission. For all such forward-looking statements, we claim the safe harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Global Green Solutions Inc. disclaims any obligation to update any forward-looking statement made herein.